- PRESS RELEASE -

	Contact:	Thorsten Frauenpreiss
		Rofin-Sinar
		+49-40-733-63-256


ROFIN-SINAR ACQUIRES US LASER COMPANIES

Plymouth, MI / Hamburg, Germany - September 1, 2004 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced that it has acquired all of the outstanding shares of capital stock of PRC Laser Corp., based in Landing, New Jersey, and Lee Laser, Inc., based in Orlando, Florida from Dover Industries, Inc. for an undisclosed amount in cash. The deal includes PRC's European subsidiary PRC Europe N.V. located in Belgium.

PRC is the leading US manufacturer of high power, fast-axial-flow CO2 lasers and Lee Laser is the largest US producer of solid-state lasers for material processing applications. With a combined total of 120 employees, the companies generated a yearly turnover of about $30 million, which splits into around 35% of sales in North America and 65% of export sales to Europe and Asia. PRC and Lee will continue to market their products under their own brands, separately from the ROFIN sales structure, as they serve a distinct customer base.

"We are proud to report that we have found two leading laser producers that fit perfectly within the ROFIN group of companies," commented Dr. Peter Wirth, Chairman and CEO of RSTI. "This acquisition further strengthens our position in the North American market for industrial lasers, increases our customer base in the US and Asia and bolsters our worldwide leadership in industrial lasers."

"Both PRC and Lee are excited to be associated with a worldwide leader in laser technology," added Jim Rickert, President of PRC. "We will continue to provide our customers with outstanding service, along with highly reliable and innovative products. PRC and Lee are focused on creating new markets by reducing the overall economics of laser processing."

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 16,000 laser units installed worldwide and serves more than 2,500 customers. ROFIN-SINAR's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on ROFIN-SINAR's home page: http://www.rofin.com.

A conference call is scheduled for 10:00 AM ET, Tuesday, September 7, 2004. This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Abbas Qasim at 212-889-4350 or Mark Walter at +44(0)207-614-2900.)




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